CANANDAIGUA  NATIONAL  CORPORATION
                       72  SOUTH  MAIN  STREET
                     CANANDAIGUA,  NEW  YORK  14424


     This Proxy Statement is being mailed to holders of common stock, in connection with solicitation of proxies by the Board of Directors of Canandaigua National Corporation for use at the Annual Meeting of Stockholders to be held Wednesday, March 13, 2002, at 1:00 p.m., at the Offices of the Corporation, 72 South Main Street, Canandaigua, NY 14424 and any adjournment thereof. Each proxy that is properly executed and returned will be voted at the meeting and, if a choice is specified therein, will be voted in accordance with the specification made. If no choice is specified, it will be voted in favor of the proposals set forth in the notice enclosed herewith. Any proxy may be revoked by the person giving it at any time prior to its exercise.

     Only stockholders of record as of the close of business on January 9, 2002, are entitled to notice of, and to vote at, the Annual Meeting. On that date, there were outstanding and entitled to vote 158,887 shares of common stock, par value $50 per share. Each share of common stock is entitled to one vote. A quorum will consist of the holders of not less than a majority of the shares entitled to vote, present either in person or by proxy.

     This Proxy Statement and the accompanying proxy are being mailed by first-class mail on February 25, 2002.

     All expenses incurred in connection with the solicitation of proxies will be borne by the Corporation. It is estimated that the cost of this solicitation of stockholders will be approximately $5,600.

       STOCK  OWNERSHIP  OF  CERTAIN  BENEFICIAL  OWNERS  AND  MANAGEMENT

Principal  Beneficial  Owners  of  Common  Stock
------------------------------------------------



A) The following table sets forth, as of January 9, 2002, the name and address of each person who owns of record or who is known by the Board of Directors to be the beneficial owner ("beneficial ownership" as used in this Proxy Statement is defined in Rule 13d-3 under the Securities Exchange Act of
1934) of more than 5% of the Corporation's outstanding common stock, the number of shares beneficially owned, and the percentage of the Corporation's outstanding common stock so owned and the percentage of class of the Corporation's common stock beneficially owned by all Directors and Principal
Officers  of  the  Corporation  as  a  group:


                                          Shares of Common      Percent of
Name and Address                            Stock Owned         Class
-----------------------------------------------------------------------------

All Directors and Principal Officers          11,121 Note(1)     6.99 %
of Corporation as a Group (12 persons)


     As of January 9, 2002, the Trust Department of The Canandaigua National
Bank and Trust Company held in various fiduciary capacities 46,564 shares or
29.30 % of the outstanding shares. The Trust Department of the bank has the power to vote 9,856 of these shares.

Note(1):  Includes  shares  set  forth  in  footnotes  to  Table  B




B) Beneficial Ownership by Directors and Principal Officers: The following table sets forth as of January 9, 2002, the amount and percentage of the common stock of the Corporation beneficially owned by each Director and each Principal
Officer.


                              Shares of Common             Percent of
Name and Address                  Stock Owned                   Class
---------------------------------------------------------------------

Patricia A. Boland                    50                        .03 %
Canandaigua, NY

David Hamlin, Jr.                    536 Note (1)               .34 %
Bloomfield, NY

George W. Hamlin, IV               4,375 Note (2)              2.76 %
Canandaigua, NY

Stephen D. Hamlin                  1,440 Note (3)               .91 %
Canandaigua, NY

James S. Fralick                     100                        .06 %
Canandaigua, NY

Richard P. Miller, Jr.                20                        .01 %
Naples, NY

Caroline C. Shipley                  116                        .07 %
Canandaigua, NY

Alan J. Stone                      4,084 Note (4)              2.57 %
Honeoye, NY

Gregory S. MacKay                    118 Note (5)               .07 %
Canandaigua, NY

Robert G. Sheridan                    68 Note (6)               .04 %
Canandaigua, NY

Daniel P. Fuller                     194 Note (7)               .12 %
Canandaigua, NY

Sue S. Stewart                        20                        .01%
Victor, New York

Note  (1):  Includes 70 shares in his Self-Directed IRA held by subsidiary bank.

Note (2): Includes 205 shares owned individually by his spouse. George W. Hamlin, IV has the option to acquire 1,649 shares under the terms of the Company's 1998 Stock Option Plan as described under the "Stock Options" Section of this Proxy Statement.

Note  (3):  Includes  410  shares  owned  individually  by  his  spouse.

Note (4): Includes 573 shares owned by his IRA held by subsidiary bank, 60 shares owned individually by his spouse, 105 shares owned by her IRA held by subsidiary bank, and 446 shares owned by his children under Trust Agreements.

Note (5): Includes 1 share owned individually by his spouse, 59 shares owned by his IRA held by subsidiary bank, and 16 shares owned by his two children. Gregory S. MacKay has the option to acquire 251 shares under the terms of the Company's 1998 Stock Option Plan as described under the "Stock Options" Section of this Proxy Statement.

Note (6): Includes 18 shares owned as custodian for his three children under New York Uniform Transfers to Minors Act and 10 shares owned by his IRA held by subsidiary bank. Robert G. Sheridan has the option to acquire 415 shares under the terms of the Company's 1998 Stock Option Plan as described under the "Stock Options" Section of this Proxy Statement.

Note (7): Includes 30 shares owned individually by his spouse and 96 shares owned as custodian for his two children under New York Uniform Transfers to Minors Act.

          SECTION  16  (a)  BENEFICIAL  OWNERSHIP  REPORTING  COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and Directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Executive officers, Directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of copies of such reports of ownership furnished to the Company, or written representations that no forms were necessary, the Company believes that during the past fiscal year, its executive officers, Directors and greater than 10% beneficial owners complied with all applicable filing requirements

                                     ITEM  1

                             ELECTION  OF  DIRECTORS

     The number of Directors to be elected at the 2002 Annual Meeting is three. Directors are elected annually by the stockholders to hold office for three years and until their successors are elected and qualified. Management has nominated as Directors, and recommends the election, of the three persons listed below. Nominee Stephen D. Hamlin is a member of the present Board and was first elected by the stockholders of the Corporation at the Annual Meeting held in 1984. Nominee James S. Fralick is a member of the present Board and was first elected by the stockholders of the Corporation at the Annual Meeting held in 1998. Nominee Daniel P. Fuller is a member of the present Board and was first elected by the stockholders of the Corporation at the Annual Meeting held in 1996. Each nominee has consented to be named in this Proxy Statement and to serve if elected. If at the time of the Annual Meeting any of them becomes unavailable for election, the proxies may exercise discretionary authority to vote for substitutes proposed by the Board of Directors. Management has no reason to believe that any substitute nominees will be required.

The  Board  of  Directors  recommends a vote FOR the election of all 3 nominees.

                                    ITEM  2

         PROPOSAL  TO  AMEND  THE  COMPANY'S  CERTIFICATE  OF  INCORPORATION
             TO  INCREASE  THE  NUMBER  OF  AUTHORIZED  COMMON  SHARES

     The Company's Certificate of Incorporation, as currently in effect (the "Certificate"), provides that the Company is authorized to issue one class of shares consisting of 240,000 Common Shares, with a par value of $50 per share. On January 9, 2002, the Board of Directors authorized, subject to shareholder approval, an amendment to the Certificate to increase the authorized number of Common Shares to 2,000,000 shares with a par value of $20 per share (the "Amendment"). The shareholders are being asked to approve the Amendment at the Annual Meeting.

     As of January 9, 2002, there were 162,208 Common Shares issued and 158,887 Common Shares outstanding. Additionally, 16,000 shares were reserved for issuance under the Company's 1998 Incentive Stock Option Plan.

     The additional Common Shares which would be authorized by the proposed Amendment would have the same rights and privileges as the Common Shares currently authorized and outstanding.

     In the opinion of the Board of Directors of the Company, the additional authorized Common Shares will benefit the Company by providing flexibility to the Board of Directors, without requiring further action or authorization by the Company's shareholders (except as may be required by law or the rules of any stock exchange on which the Company's securities may then be listed), to issue additional Common Shares from time to time in responding to business needs and opportunities as they arise, or for other proper corporate purposes. These opportunities, needs and purposes might include, for example, the obtaining of capital funds through public and private offerings of Common Shares or of securities convertible into Common Shares and the use of Common Shares in connection with structuring possible acquisitions of businesses and assets. Additionally, the Board, in its discretion, could in the future declare stock splits or stock dividends or, subject to shareholder approval, increase, establish or extend stock option and other stock award plans. The Company evaluates potential acquisitions from time to time. However the Company has no present plans, arrangements or understandings with respect to possible acquisitions and has no present plans for financings.

     There are no preemptive rights with respect to the Company's Common Shares and, accordingly, existing shareholders would not have any preferential right to purchase any of the additional shares of Common Shares when issued.

     Although the Board of Directors would only authorize the issuance of additional Common Shares based on its judgment as to the best interests of the Company and its shareholders, the issuance of additional authorized shares could have the effect of diluting the voting power or book value per share of the outstanding Common Shares. The Board of Directors (if consistent with its fiduciary responsibilities) could also attempt to deter future takeover attempts by using additional shares of Common Shares to dilute the ownership of persons seeking to gain control of the Company. The Company, however, is aware of no such attempt and has no plans or arrangements with respect to the same. The issuance of any additional shares will be on terms deemed to be in the best interests of the Company and its shareholders.

     If the Amendment is approved by the shareholders at the Annual Meeting, the increase in the number of Common Shares would become effective upon the filing of the Certificate of Amendment to the Certificate of Incorporation with the New York State Secretary of State, which filing would take place shortly after the Annual Meeting.

     Approval of the proposal to increase the number of authorized Common Shares requires the affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote at the Annual Meeting. Abstentions and broker non-votes are not considered votes cast. In the absence of instructions to the contrary, proxies covering the Common Shares will be voted FOR the Amendment.

     The Board of Directors recommends that shareholders vote FOR the proposed Amendment to the Certificate of Incorporation.

                                    ITEM  3

PROPOSAL TO SPLIT THE SHARES OF COMMON STOCK OF THE CORPORATION ON A 3-FOR-1 BASIS.

     The last Split of the Shares of the Corporation's Common Stock was in 1993 on a 2-for-1 basis (effected by a 100% stock dividend). On January 9, 2002, the Board of Directors authorized, subject to shareholder approval, a stock split on a 3-for-1 basis. As of January 9, 2002, there were 162,208 Common Shares issued and outstanding, of which 3,321 were Treasury Shares. Additionally, 16,000 shares were reserved for issuance under the Company's 1998 Incentive Stock
Option Plan. If approved by the shareholders, there would be an additional 324,416 shares issued to existing shareholders of record as of the effective date of the split. The Board of Directors believes that the proposed 3-for-1 split in the Common Stock would result in a market price for the stock that should be more attractive to a broader spectrum of investors and, therefore, should benefit both the Company and its shareholders. Because of the change in the par value, the stock split will result in a transfer of approximately $1.6 million from the surplus to the stated capital accounts of the Company.

     The stock split would be accomplished by mailing to each shareholder of record a new stock certificate. The certificate will represent 2 additional shares for each share held as of the close of business on the effective date of the split. Each present certificate will continue to represent the number of shares shown on its face. Present certificates will not be exchanged for new certificates. Do not destroy your present certificates or return them to the Company. The split will become effective on the date on which the Amendment to the Company's Certificate of Incorporation is accepted for filing by the New York State Secretary of State. This date is presently expected to be April 1, 2002. Shareholders of record at the close of business on that date will be entitled to receive 2 additional shares for each share then held. The Company expects to mail the certificates for the additional shares on May 15, 2002, or as soon thereafter as practicable.

     The Company has been advised by its tax counsel that, under U.S. federal income tax laws the receipt of additional shares of Common Stock in the stock split will not constitute taxable income to the shareholders; the cost or other tax basis to a shareholder of each old share held immediately prior to the split will be divided equally among the corresponding 3 shares held immediately after the split; and the holding period for each of the 3 shares will include the period for which the corresponding old share was held. The laws of jurisdictions other than the United States may impose income taxes on the receipt by a shareholder of additional shares of Common Stock resulting from the split; shareholders are urged to consult their tax advisors.

     Approval of the proposal to split the Corporation's Common Stock on a 3-for-1 basis to increase the number of authorized Common Shares, requires the affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote at the Annual Meeting. Abstentions and broker non-votes are not considered votes cast. In the absence of instructions to the contrary, proxies covering the Common Shares will be voted FOR the Amendment.

  The Board of Directors recommends that shareholders vote FOR the proposed Stock Split.

                     INFORMATION  ON  DIRECTORS  AND  NOMINEES


Incumbent  Class  2  Directors  -  Term  Expiring  2002



                                Year First Elected
                                 or Appointed to
Name                     Age   Corporation    Bank              Principal Occupation For Past Five Years
--------------------------------------------------------------------------------------------------------


Stephen D. Hamlin        65      1984         1973               Chief Executive Officer - Sonnenberg
                                                                 Gardens February 1996-2000;
                                                                 Present -Retired Cultural Leader

James S. Fralick         59      1998         1998               Retired Director, European Economic
                                                                 Research - Morgan Stanley & Co. - 1993
                                                                 1997; Adjunct Professor - Economics -
                                                                 Syracuse University 1998 - present

Daniel P. Fuller         51      1996         1996               President and General Manager-
                                                                 Bristol Mountain Ski Resort - December
                                                                 1984 - present





Class  1  Directors  -  Term  Expiring  2003



                               Year First Elected
                                or Appointed to:
Name                     Age   Corporation    Bank               Principal Occupation For Past Five Years
-----------------------------------------------------------------------------------------------------------


Caroline C. Shipley      62      1984         1984               Present - Retired.
                                                                 Treasurer, First Congregational Church
                                                                 Treasurer, Ontario County Charities
                                                                 Member Board of Education Canandaigua City
                                                                 School District since 1979

George W. Hamlin, IV     60      1984         1979               President, CEO, CRA and Trust Officer -
                                                                 The Canandaigua National Bank and Trust
                                                                 Company - April 1979 - present; Director
                                                                 of the Buffalo Branch Federal Reserve Bank
                                                                 of New York - 1992 - 1996; Director of
                                                                 Federal Reserve Bank of New York -1997 -
                                                                 present

Sue S. Stewart           58      2000         2000               Partner, Nixon, Peabody, LLP: Managing
                                                                 Partner Rochester Office, 1998 -2000

David Hamlin, Jr.        58      1993         1993               Present, Farmer
                                                                 Retired Colonel, USAF





Class  3  Directors  -  Term  Expiring  2004



                               Year First Elected
                                or Appointed to:
Name                     Age   Corporation    Bank               Principal Occupation For Past Five Years
-----------------------------------------------------------------------------------------------------------

Robert G. Sheridan       53      1984         1992               Senior Vice President and Cashier  - The
                                                                 Canandaigua National Bank and Trust
                                                                 Company - 1989 - present

Patricia A. Boland       66      1986         1986               Retired Educator; Retired Mayor - City of
                                                                 Canandaigua

Alan J. Stone            61      1986         1986               CEO Stone Construction Equipment, Inc.
                                                                 until 1986; Managing Partner - Stone
                                                                 Properties July 1986 -present; Chairman of
                                                                 the Board - Canandaigua National
                                                                 Corporation -February 1994 - present

Richard P. Miller, Jr.   58     1998          1998               Senior Vice President & Chief Operating
                                                                 Officer U of R 1996 - 2000; Vice
                                                                 Chancellor & Chief Operating Officer -
                                                                 State University of New York
                                                                 2000 - present.



                     TRANSACTIONS  WITH  CERTAIN  RELATED  PERSONS

     The  family relationships between the above-named Directors are as follows:
Stephen Hamlin is the first cousin of George Hamlin. David Hamlin, Jr., is a second cousin of George and Stephen Hamlin.

     During fiscal year 2000, Sue S. Stewart, Esq., was Managing Partner of the Rochester, New York office of the law firm Nixon Peabody, LLP. Ms. Stewart retired from Nixon Peabody, LLP as of February 1, 2001. Nixon Peabody, LLP was retained by the Company during 2001 to perform legal services on behalf of the Company. The Company intends to retain Nixon Peabody, LLP to perform legal services on its behalf in 2002. The aggregate of fees paid to Nixon Peabody, LLP during fiscal year 2001 did not exceed 5% of the gross revenue of Nixon Peabody, LLP for its latest fiscal year.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     The Directors of Canandaigua National Corporation and the Directors of The Canandaigua National Bank and Trust Company are the same persons.

     The Corporation has an Audit Committee, but does not have standing Compensation or Nominating Committees. These functions are performed by committees of The Canandaigua National Bank and Trust Company:

     The Audit Committee consists of four (4) Directors who are not employees of the subsidiary bank and who are appointed annually by the Board of Directors. Members of the Committee are:

           James  S.  Fralick           Caroline  C.  Shipley
           David  Hamlin,  Jr.          Patricia  A.  Boland

     The Audit Committee met thirteen (13) times during 2001 to supervise the internal audit and compliance activities of the Bank. The function of the Committee is to make or cause to be made suitable examinations every year and to insure that the Bank's activities are being conducted in accordance with the law and the banking rules and regulations established by the Comptroller of the Currency, other regulatory and supervisory authorities, and in conformance with established policy. In addition, the Audit Committee recommends to the Board of Directors the services of a reputable independent certified public accounting firm, and the Board of Directors then appoints the independent certified public accounting firm at the annual organizational meeting of Directors. The Committee receives and reviews the reports of the independent certified public accounting firm and presents them to the Board of Directors with comments and recommendations. At least once during each twelve-month period, this Committee makes audits of the Trust Department or causes audits to be made and ascertains whether an adequate review of all the assets in each trust has been made.

                        REPORT  OF  THE  AUDIT  COMMITTEE

     The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company's accounting functions and internal controls. The Audit Committee is composed of 4 directors, each of whom is independent as defined by the Securities and Exchange Commission and the requirements of the Independence Standards Board. The Audit Committee operates under a written charter approved by the Board of Directors.

     Management is responsible for the Company's internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

     In connection with these responsibilities, the Audit Committee met with management and the independent accountants to review and discuss the December 31, 2001, financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm's independence.

     The Corporation appointed KPMG LLP as auditors for the fiscal year ended December 31, 2001. The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company's annual financial statements for 2001, and fees billed for other services rendered by KPMG LLP:

Financial  Statement  Audit:                                          $   81,500
                                                                      ==========

All  other  fees:
  Audit  related  fees  Note  (1)                                     $   87,505
                                                                      ==========
  Other  non-audit  fees  -  Management Advisory Services             $   40,000
                                                                      ==========

     Note (1): Audit related fees consist of audits of financial statements of employee benefit plans, internal audit services, and regulatory compliance audits.

     Management of the Corporation was responsible for decisions made in connection with the management advisory services provided by KPMG, and KPMG did not assume the role of an employee or management. The provision of services complies with the limitations on such services as set forth in the SEC's and Independence Standard Board's rules and interpretations.

     Based upon the Audit Committee's discussions with management and the independent accountants, and the Audit Committee's review of the representations of management and the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, to be filed with the Securities and Exchange Commission.

                       THE  AUDIT  COMMITTEE

                       James  S.  Fralick,  Chair
                       Patricia  A.  Boland
                       David  Hamlin,  Jr.
                       Caroline  C.  Shipley

     The Officers' Compensation Committee consists of four (4) Directors who are not employees of the subsidiary bank and who are appointed by the Board of Directors each year. Members of the Committee are as follows:

        Daniel  P.  Fuller               Alan  J.  Stone
        Richard  P.  Miller, Jr.         Caroline  C.  Shipley

     The Officers' Compensation Committee met six (6) times during 2001 to perform annual reviews of officers' performance. Based on the Committee's reviews, recommendations on officers' titles and salaries for the upcoming year are made to the Board of Directors for approval.

     The Nominating and Governance Committee consists of five (5) Directors who are not employees of the subsidiary bank and who are appointed by the Board of Directors each year. Members of the Committee are as follows:

        Patricia A. Boland     Daniel P. Fuller        Caroline C. Shipley
        Sue S. Stewart        Richard P. Miller, Jr.

     The Nominating and Governance Committee met three (3) times during 2001 to determine personal and professional qualifications for Board of Director candidates. The Committee reviews the qualifications of and interviews candidates for Director and makes recommendations to the Board of Directors for approval.

     In addition, the Board will consider recommendations submitted by stockholders. Any stockholder wishing to make such a recommendation should submit it to the Secretary of the Corporation. Notice of intention to make any nominations, other than by the Board of Directors, must be made in writing and must be received by the Secretary of the Corporation no less than twenty (20) days prior to any meeting of stockholders called for the election of Directors. Such notification should contain the following information to the extent known to the notifying stockholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of the Corporation that will be voted for each proposed nominee; (d) the number of shares of common stock of the Corporation owned by the notifying stockholder.

     The Board of Directors of the Corporation held twelve (12) meetings during 2001. No incumbent Director of the Bank or of the Corporation attended fewer than 75% of the aggregate of all the meetings of the Board of Directors and the Committees of which they were members.

                        BOARD  OF  DIRECTORS  COMPENSATION

     For the years 2001 and 2000, no compensation was paid to members of the Board of Directors of Canandaigua National Corporation. For the year 2001, the Chairman of the Board of Directors of The Canandaigua National Bank and Trust Company was compensated at the rate of $800 per meeting attended and the remaining members were paid at the rate of $700 per meeting attended.

                              PRINCIPAL  OFFICERS


     The  following  table  sets  forth selected information about the Principal
Officers of the Corporation, each of whom is elected by the Board of Directors and each of whom holds office at the discretion of the Board of Directors:


                                                        Number
                           Office and                   of Shares
                           Position with   Held         Beneficially
Name                       Corporation     Since        Owned              Age
------------------------------------------------------------------------------

George W. Hamlin, IV*      President       1984          4,375 Note (1)     60
Robert G. Sheridan*        Secretary       1984             68 Note (2)     53
Gregory S. MacKay*         Treasurer       1988            118 Note (3)     52


*All of the Principal Officers of the Corporation are officers of the subsidiary bank and have served as officers of the subsidiary bank for the past five (5) years.

Note (1): Includes 205 shares owned individually by his spouse. George W. Hamlin, IV has the option to acquire 1,649 shares under the terms of the Company's 1998 Stock Option Plan as described under the "Stock Options" Section of this Proxy Statement.

Note (2): Includes 18 shares owned as custodian for his three children under New York Uniform Transfers to Minors Act and 10 shares owned by his IRA held by subsidiary bank. Robert G. Sheridan has the option to acquire 415 shares under the terms of the Company's 1998 Stock Option Plan as described under the "Stock Options" Section of this Proxy Statement.

Note (3) Includes 1 share owned individually by his spouse, 59 shares owned by his IRA held by subsidiary bank and 16 shares owned by his two children. Gregory MacKay has the option to acquire 251 shares under the terms of the Company's 1998 Stock Option Plan as described under the "Stock Options" Section of this Proxy Statement.






                                         EXECUTIVE  COMPENSATION
                                        SUMMARY  COMPENSATION  TABLE

                                                                                            Long-Term Compensation
                                                                                        ---------------------------------
                                       Annual Compensation                               Awards     Other Compensation
                             ----------------------------------------------------------- -------  -----------------------
                                                                                            SARs         Defined
                                                                              Other Annual  PSAs      Contribution
Name and                                           Salary          Bonus      Compensation  Stock        Plan       ESOP
Position                     Year                    ($)             ($)           ($)     Options         ($)       ($)

George W.                    1999                  246,443         25,643         8,964      See         22,569     1,870
Hamlin, IV                   2000                  253,344         36,390         9,972      Tables      18,042     1,820
President                    2001                  260,437         93,760         9,855      Below       15,252     1,962

Robert G.                    1999                  105,729         13,788         3,400      See         15,255     1,236
Sheridan                     2000                  108,690         16,813         3,489      Tables      12,076     1,163
Secretary                    2001                  121,733         38,848         3,447      Below        9,885     1,405






                               STOCK  APPRECIATION  RIGHTS  (SAR)
                                 PHANTOM  STOCK  AWARDS  (PSA)

     The following table sets forth below the aggregated SAR and PSA values at January 31, 2001, for the named executive officers.  The  value  of  the  SARs  and PSAs reflected in the table are based on the per-SAR and per-PSA value of $363 minus  the  related  exercise  price.  The  per-SAR  and  per-PSA  values  were frozen at $363 by the Board of Directors effective  January  1,  1999.  No  Stock  Appreciation  Rights  nor  Phantom  Stock  Awards  were  made  after  1998.

                                                                              Total Value of
                      Total number of unexercised SARs and PSAs    Unexercised in-the-money SARs and PSAs
Name                         at January 31, 2002                          at January 31, 2002
                      -----------------------------------------    ---------------------------------------
                      Exercisable (#)        Unexercisable (#)     Exercisable ($)       Unexercisable ($)
                      ---------------        -----------------     ---------------       -----------------
                          36.75                  65.63                4,812                  7,941
George W. Hamlin, IV
                          22.05                 493.41                2,887                169,581
Robert G. Sheridan





During  2001 the named executive officers exercised Stock Appreciation Rights and Phantom
Stock  Awards  as  follows:



 Name                     Stock Appreciation Rights            Phantom Stock Awards
                     -------------------------------------  ------------------------------------
                        # Exercised     Value Realized ($)     # Exercised    Value Realized ($)
                     -----------------  ------------------  ----------------  ------------------

George W. Hamlin, IV       104.03          15,444                   None             None

Robert G. Sheridan          62.42           9,266                   None             None




                                    STOCK  OPTIONS

During  2001,  the  Company granted options pursuant to the Company's 1998 Stock Option Plan. The Table below shows the relevant information  pertaining  to  the  grant  of  options  during  2001  to  named  executive  officers.


                           Securities       % of Total                                   Potential Realizable Value at Assumed
Name and                   Underlying         Options          Exercise                      Annual Rates of Stock Price
Principal                   Number of       Granted in          Price    Expiration     Appreciation for the Option Term ($) (1)
Position         Year        Options        Fiscal Year        $/share     Date (1)                       5%          10%

George W.        1999        1,262             25%              360.52      2006                        185,221      431,644
Hamlin, IV       2000          371             25%              437.18      2006                         55,161      125,142
President        2001          598             25%              450.83      2006                         74,484      164,591

Robert G.        1999          757             17%              360.52      2013                        267,437      763,475
Sheridan         2000          223             15%              437.18      2013                         86,343      239,075
Secretary        2001          359             15%              450.83      2013                        128,808      346,100


(1)  Since  the  stock  options  have  no  stated expiration date, the expiration date for these calculations is the year of the grantee's  65th  birthday,  considered  normal  retirement  age.






The following table sets forth below the aggregated option values at January 31, 2002, for the named executive officers using an estimated market price of $472.93, the latest average market value in 2001 in a public auction.



No options were exercised by the named executive officers in 2001.

                       Total  number of securities underlying     Total Value of unexercised in-the-money
                         unexercised options at January 31,           2002 options at January 31, 2002
Name                        Exercisable (#)  Unexercisable (#)    Exercisable ($)          Unexercisable ($)

George W. Hamlin, IV           1,649               581               135,825                    32,448

Robert G. Sheridan               415               925                46,616                    54,407

No options were exercised by the named executive officers in 2001.



     Compensation  for the executive officers for whom disclosure is required by
Item 402 of Regulation S-K is determined by the Officers' Compensation Committee consisting of Daniel P. Fuller, Caroline C. Shipley, Richard P. Miller, Jr., and Alan J. Stone. The Committee's consideration consists of, but is not limited to, analysis of the following factors: financial performance of the Company, including return on equity, return on assets, growth of the Company, and management of assets and liabilities. In addition, the Officers' Compensation Committee conducts a comparison study of the Company's executive compensation with the executive compensation for comparable positions in similar companies within the Company's peer group. The Committee also considers intangible factors such as the scope of responsibility of the executive, leadership within the Company, the community, and within the industry, and whether the Company, under the executive's leadership, has been able to serve worthwhile public purposes while enhancing shareholder value. All of these factors are considered in the context of the market for the Company's products and services, and the complexity and difficulty of managing business risks in the prevailing economic conditions and regulatory environment.

PERFORMANCE  GRAPH

     The performance graph shown below is required to be set forth in the Proxy Statement by Item 402 (1) of Regulation S-K. The theory incorporated into this requirement is that all corporations have organized orderly markets in which to exchange their securities. The graph is provided so that stockholders and prospective stockholders can compare market results with peer companies or with indexes of companies in similar businesses or having similar capitalization, e.g., those companies which are listed on the NASDAQ or NYSE.

     THE CORPORATION'S COMMON STOCK IS NOT LISTED WITH A NATIONAL SECURITIES EXCHANGE, NOR IS IT TRADED IN THE OVER-THE-COUNTER MARKET. THE CORPORATION'S COMMON STOCK IS NOT ACTIVELY TRADED; LESS THAN 1% OF THE CORPORATION'S OUTSTANDING SHARES HAVE BEEN BOUGHT AND SOLD IN ANY YEAR REPRESENTED IN THE GRAPH. DUE TO THE EXTREMELY LIMITED NUMBER OF TRANSACTIONS, THE AVERAGE SALE PRICE OF THE CORPORATION'S COMMON STOCK USED IN THE GRAPH MAY NOT BE INDICATIVE OF THE ACTUAL MARKET VALUE OF THE CORPORATION'S COMMON STOCK. THE GRAPH SET FORTH BELOW DEPICTS THE AVERAGE SALE PRICE OF THE CORPORATION'S COMMON STOCK BASED ONLY UPON TRANSACTIONS FOR WHICH THE CORPORATION HAS PRICE INFORMATION. THERE ARE PURCHASES AND SALES OF THE CORPORATION'S COMMON STOCK FOR WHICH THE CORPORATION HAS NO PRICE INFORMATION; THEREFORE, THE ACTUAL AVERAGE SALE PRICE OF ALL SHARES BOUGHT AND SOLD IN ANY QUARTER MAY BE DIFFERENT THAN SET FORTH IN THE GRAPH.




The  Following  is  the  data  table  for  the  graph:




                              Period Ending
Index                           12/31/96     12/31/97  12/31/98  12/31/99  12/31/00  12/31/01
Canandaigua National Corp.           100.00    106.60    114.43    138.77    143.11    150.14
SNL < $500M - $1B Bank Index         100.00    170.47    155.65    144.08    138.99    192.27
SNL Mid-Atlantic Index               100.00    142.12    157.57    200.19    245.33    231.20




                           INDEPENDENT  CERTIFIED  PUBLIC  ACCOUNTANTS

     The Board of Directors selected KPMG LLP as independent certified public accountants of Canandaigua National Corporation for the year ended December 31, 2001. Representatives of KPMG, LLP are expected to be present at the Annual Meeting and to be available to respond to appropriate questions. They will be given the opportunity to make a statement if they so desire.

                               STOCKHOLDER  PROPOSALS

     To be considered for inclusion in the Corporation's Proxy Statement and form of Proxy relating to the 2003 Annual Meeting of Stockholders, which is anticipated to be held on March 12, 2003, a stockholder proposal must be received by the Corporate Secretary at the address set forth on the first page of this Proxy Statement not later than October 29, 2002. Stockholders intending to submit proposals to be included in the company's Proxy Statement must comply with the provisions of 17 CFR 240.14a-8. Proposals so presented may be excluded from the proxy solicitation materials if they fail to meet the criteria established under the Exchange Act.

                              FINANCIAL INFORMATION

     Incorporated by reference and made a part hereof is the Annual Report of Canandaigua National Corporation for the year ending December 31, 2001.


                                  OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the 2002 Annual Meeting of Stockholders. However, if other matters should come before the meeting, it is the intention of each person named in the Proxy to vote it in accordance with his or her judgment on such matters.



                                         By  Order  of  the  Board  of Directors


                                         /s/  George  W.  Hamlin,  IV
                                         George  W.  Hamlin,  IV
                                         Secretary  -  Board  of  Directors
                                         February  25,  2002

                         CANANDAIGUA NATIONAL CORPORATION
                              72 SOUTH MAIN STREET
                           CANANDAIGUA, NEW YORK 14424



To:   The  shareholders  of  Canandaigua  National  Corporation


     The following correction is made to the Proxy Statement dated February 25, 2002. This correction is made under the authority of the Board of Directors of Canandaigua National Corporation. The Proxy Statement shall be read as if the correction is a part of the text and the text that is replaced by the correction shall be disregarded.



     PAGE                                    CORRECTION
     ----               -----------------------------------------------------

      1 In the section denominated "Principal Beneficial Owners of Common Stock" All Directors and
                        Principal Officers of Corporation as a Group own 11,126 shares of Common Stock, representing 7.00% of the Class.



      2 In the section denominated "Beneficial Ownership by Directors and Principal Officers" Daniel P. Fuller owns shares of stock, representing .13% of Class.